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                                                                    Exhibit 99.1
[LOGO]

                                  NEWS RELEASE

             PHILIP SERVICES BECOMES THE LEADING FERROUS PROCESSOR
                                IN NORTH AMERICA

     October 15, 1997: Philip Services Corp. ("Philip") today announced that it has acquired Luria Brothers ("Luria") and has entered into definitive agreements to acquire the Steiner-Liff Metals group of companies and the Southern Foundry Supply group of companies. These companies provide scrap processing and mill and industrial services to the U.S. steel industry and during their last fiscal years reported revenue (including brokerage revenue) of US$775 million. Headquartered in Cleveland, Ohio, Nashville, Tennessee, and Chattanooga, Tennessee, they process or broker over 5.4 million gross tons of ferrous scrap, and over 165 million pounds of non-ferrous material a year. When combined with Philip's existing ferrous processing operations, Philip will be the largest ferrous metal processor in North America. In addition, Philip will have the geographic scope to serve the largest concentration of existing and planned steel manufacturing plants in North America.

     The aggregate purchase price to be paid for these businesses is US$495.9 million, which includes the assumption of $32.6 million in debt. Part of the purchase price will be satisfied by the issuance of 5.6 million Philip common shares. The Steiner-Liff and Southern Foundry transactions are expected to close by November 15, 1997, subject to regulatory approval.

"Upon the completion of these transactions, Philip will be the leading ferrous processor in North America," said Allen Fracassi, President and Chief Executive Officer of Philip Services. "Our goal now is to become the lowest cost provider of reliable scrap management services to our steel industry partners, while providing them with a full range of integrated industrial services from maintenance and by-product recovery to utilities management. What differentiates Philip from its competitors is our desire to build a broad service relationship with our clients, allowing them to reduce costs, suppliers and overhead while improving their operating efficiency."

     The North American ferrous processing industry is undergoing intense consolidation, with the top ten companies accounting for only 24% of the market. Demand for scrap is being driven by the continuing expansion of electric arc furnace steel mills that use ferrous scrap as their primary raw material and the growing global demand for scrap. Electric arc furnaces account for approximately 42% of North American steel production, with additional capacity of more than 14 million tons expected to be on-line by the year 2000.

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    Philip will benefit from the consolidation of its ferrous processing operations and the economies of scale it will realize as the largest ferrous processor in North America. The Company's copper and aluminum operations will process non-ferrous metals recovered through its expanded shredding and media separation activities, and its industrial services group will benefit from the expanded client base in the steel industry. Philip will also benefit from the industry experience of the management and employees of Luria, the Steiner-Liff Metals group and the Southern Foundry Supply group. Upon completion of these transactions, Mr. John DiLacqua, currently President of Luria, will become the Executive Vice-President of Philip's U.S. Ferrous operations.

     Luria was established in 1889 in Reading, Pennsylvania. It ranks as one of the largest ferrous scrap companies in the United States. Luria operates ten processing facilities throughout the Midwestern and Eastern United States, most of which are located in close proximity to major steel mills or foundries. Luria has multi-year contracts with major steel mills to perform mill services including scrap management and on-site scrap preparation, inventory control, slag management and brokerage arrangements.

     The Steiner-Liff Metals group consists of five companies, including Steiner-Liff Iron & Metal Company, Southern Alloys and Metals Corp., McKinley Iron, Inc., and Shredders, Inc., located in Nashville, Tennessee, Knoxville, Tennessee, St. Louis, Missouri, and Birmingham, Alabama. Founded in 1913, Steiner-Liff is the oldest and largest scrap processor in the middle Tennessee market.

     The Southern Foundry Supply group is headquartered in Chattanooga, Tennessee and consists of two companies operating from six locations. With over 75 years of history in the ferrous and non-ferrous scrap business, these companies add experience and market penetration to the geographic area being targeted with these acquisitions.

     Philip Services is a fully integrated resource recovery and industrial services company, providing steel, copper and aluminum processing, together with diversified industrial outsourcing services to all major industrial sectors. The Company trades on the New York, Toronto and Montreal stock exchanges under the symbol "PHV".

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Contact:  Allen Fracassi                   Media:  Lynda Kuhn
           President and CEO                        VP Corporate Communications
           (905) 521-1600                           (905) 540-6658
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